Exhibit 99.1

Sean Collins 817-967-1577 mediarelations@aa.com

FOR RELEASE: Wednesday, Aug. 7, 2013

AMERICAN AIRLINES ANNOUNCES EXPIRATION AND RESULTS OF ITS PREVIOUSLY ANNOUNCED CASH TENDER OFFERS

FORT WORTH, Texas – American Airlines, Inc. (American), the principal operating subsidiary of AMR Corporation, today announced the expiration, as of 11:59 p.m., EDT, on Aug. 6, 2013, of its previously announced tender offers to purchase for cash any and all of its 8.625% Class A Pass Through Certificates, Series 2011-2 (2011-2 Certificates), its 10.375% Class A Pass Through Certificates, Series 2009-1 (2009-1 Certificates), and its 13.0% 2009-2 Secured Notes due 2016 (2009-2 Notes, and, together with the 2011-2 Certificates and the 2009-1 Certificates, collectively, “Securities”). The tender offers were made pursuant to and are subject to the terms and conditions described in the Offer to Purchase dated as of June 26, 2013 (Offer to Purchase) and related Letter of Transmittal dated as of June 26, 2013 (Letter of Transmittal).

The aggregate amount of each class of Securities that was validly tendered and not validly withdrawn as of 11:59 p.m., EDT, on Aug. 6, 2013 (Expiration Date), and that has been accepted for purchase in accordance with the terms of the Offer to Purchase, is set forth in the table below:

CUSIP Number	Title of Security	Original Aggregate Face/Principal Amount	Current Aggregate Pool Balance/Principal Amount Outstanding(1)	Amortization Factor(2)	Original Aggregate Face/Principal Amount Tendered	Current Aggregate Pool Balance/Principal Amount Tendered	Percentage of Current Aggregate Pool Balance/Principal Amount Outstanding(1) Tendered
02377VAA0	8.625% Class A Pass Through Certificates, Series 2011-2	$725,694,000	$660,371,609	91.00%	$240,964,000	$219,273,942	33.20%
023763AA3	10.375% Class A Pass Through Certificates, Series 2009-1	$520,110,000	$408,013,786	78.44%	$113,513,000	$89,048,218	21.82%
023771R75	13.0% 2009-2 Secured Notes due 2016	$276,400,000	$144,457,570	52.26%	$29,576,000	$15,457,587	10.70%

(1)	As of the Expiration Date. Reflects principal repayments or distributions, as the case may be, made prior to the Expiration Date (including the distribution made on July 2, 2013 with respect to the 2009-1 Certificates and a principal repayment made on August 1, 2013 with respect to the 2009-2 Notes) on each class of Securities. Payment with respect to Securities accepted for purchase pursuant to an offer will be made only on outstanding pool balances or principal amounts (as applicable) of the Securities as of the applicable settlement date.
(2)	As of the Expiration Date.

American Airlines Announces Expiration and Results of its Previously Announced Cash Tender Offers

Aug. 7, 2013

As of the Expiration Date, 26.70% of the current aggregate outstanding pool balance or principal amount (as applicable) of the Securities, on a combined basis, have been tendered and not validly withdrawn, and have been accepted for purchase in accordance with the terms of the Offer to Purchase. Settlement is expected to occur on Aug. 8, 2013.

American retained Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC to serve as the Dealer Managers for the tender offers. American also retained D.F. King & Co., Inc. to serve as the Tender Agent and Information Agent. Copies of the Offer to Purchase and Letter of Transmittal can be obtained by contacting the Information Agent at (800) 290-6429. Questions regarding the tender offers should be directed to Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect) and Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free) or (212) 761-1057 (collect). You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the tender offers.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal. In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, the tender offers will be deemed made on behalf of American by Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, or one or more registered brokers or dealers under the laws of such jurisdiction. The tender offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction.

Statements in this release contain forward-looking statements which constitute American’s expectations or beliefs concerning future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ from our expectations, including but not limited to, those described under “Certain Significant Consequences to Holders” in the Offer to Purchase and other factors described in American’s filings with the Securities and Exchange Commission, including American’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on April 18, 2013, as amended by Amendment No. 1 to the Quarterly Report on Form 10-Q/A, filed on June 7, 2013, American’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on July 18, 2013, and American’s Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed on Feb. 20, 2013, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended Dec. 31, 2012, filed on April 16, 2013. Except to the extent required by law, American undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.